November 3, 2022

Sturm, Ruger & Company

1 Lacey Place

Southport, CT 06890

Attn: Thomas A. Dineen, Sr.

E-Mail Address: tdineen@Ruger.com

Re:	Loan Agreement by and between Sturm, Ruger & Company and Regions Bank dated January 7, 2022

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement by and between Sturm, Ruger & Company (“Borrower”) and Regions Bank (“Lender”), dated January 7, 2022, as amended (the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Loan Agreement.

The definition of "Termination Date" contained in the Loan Agreement is amended in its entirety so that such definition now reads as follows:

“Termination Date” means the earliest to occur of (a) January 7, 2025; (b) the date on which Borrowers terminate this Agreement and the Commitments pursuant to Section 2.11; and (c) the date on which Lender terminates the Commitments pursuant to Section 8.2(a) hereof.

Except as herein amended, the Loan Agreement shall remain in full force and effect, and the Loan Agreement, as so amended, is hereby fully ratified and affirmed. All references to the term "Loan Agreement” in each of the Loan Documents shall refer to the Loan Agreement as amended hereby.

This letter amendment agreement may be executed in counterparts, each of which when executed and delivered shall constitute an original, but all such counterparts together shall be deemed to be one and the same instrument. Counterparts of this letter amendment agreement may be executed and/or delivered by facsimile or other electronic means and the effectiveness of each such counterpart and the signatures thereon shall have the same force and effect as manually signed and delivered originals and shall be binding on all parties hereto.

Very truly yours,

REGIONS BANK

By:	/s/ Tom Buda
Name:	Tom Buda
Title:	Managing Director

Agreed to and accepted by:

STURM, RUGER & COMPANY, INC.

By:	/s/ Thomas A. Dineen
Name:	Thomas A. Dineen
Title:	Senior VP, Treasurer & CFO